EXHIBIT 23.1

CONSENT OF INDEPENDENT REIGISTERED PUBLIC ACCOUNTING FIRM

Aces Wired, Inc.
Dallas, Texas

We have issued our report dated February 5, 2007 accompanying the consolidated financial statements of Aces Wired, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Interest of Named Experts and Counsel” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”

/s/ WEAVER AND TIDWELL, L.L.P.
Dallas, Texas June 29, 2007